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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549

                                    --------


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                         DATE OF REPORT: MARCH 27, 2002
                        (Date of earliest event reported)

                             ----------------------

                              QUALMARK CORPORATION
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             (Exact name of registrant as specified in its charter)

                             ----------------------



             COLORADO                   0-28484                   84-1232688
-------------------------------       ------------           -------------------
(State or other jurisdiction of       (Commission              (IRS Employer
 incorporation or organization)       File Number)           Identification No.)



                 1329 WEST 121ST AVENUE, DENVER, COLORADO 80234
                 ----------------------------------------------
               (Address of principal executive offices, zip code)


                                 (303) 245-8800
                                 --------------
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

On March 27, 2002, the Company issued 1,000 shares of Series C Convertible Preferred Stock to Roser Ventures, LLC (the "Investor") in exchange for $1 million. These shares will not convert into common stock until after this transaction has been presented to the shareholders for approval. The conversion terms of the Series C Preferred Stock will depend upon whether the shareholders vote to approve this transaction.

The Series C preferred stock will have the same preferences, limitations and relative rights as the issued and outstanding Series A preferred stock, except for its conversion rate, discussed below. These rights include voting rights equal to the number of shares of common stock into which each share of preferred stock would be convertible, dividends at the rate of 8.0% per annum paid quarterly either in cash or in kind, priority over common stock to distributions upon liquidation or dissolution and redemption rights on any date after April 1, 2007.

If the shareholders vote to approve this transaction, the Series C Preferred Stock will convert into 1,549,427 shares of the Company's common stock. The conversion price per share will be determined by discounting the average closing price of the Company's stock on the Nasdaq Small Cap Market for the 10 days on which the stock had trading activity prior to March 11, 2002 by 30%.

If the shareholders do not vote to approve this transaction, the Investor may convert its Series C Preferred Stock into shares of the Company's common stock, but by doing so would cause the Company's stock to be delisted from the Nasdaq Stock Market by reason of the failure to obtain shareholder approval as required by NASD Marketplace Rules. In recognition of the effect on the liquidity of the Company's common stock a delisting would have, in the event that the Investor elects to convert, the conversion price per share of the Series C Preferred Stock will be determined by discounting the average price by 35%. If for any reason prior to conversion the Company's common stock is no longer listed on the Nasdaq Small Cap Market, the 35% discounted conversion price would also apply.

The Investor will also receive warrants to purchase shares of the Company's common stock in connection with this transaction. The number of warrants will be 25% of the number of common shares into which the Series C Preferred Stock is convertible. The exercise price of the warrants will be 10% above the market price of the Company's common stock on the date of issuance and the warrants will have a term of five years during which they can be exercised.

All of the shares of the Company's common stock that will be or could be received by the Investor as a result of this transaction, including the shares underlying the warrants acquired in this financing will have registration rights. These registration rights provide that the Company will use its best efforts to cause a registration statement for these shares to become effective no later than 120 days after the closing date of the transaction, which was March 27, 2002. If the registration statement filed to register these common shares is not declared effective by the Securities and Exchange Commission with this time frame, a penalty payment will be due to the Investor for each additional day, for a period not to exceed 12 months. The amount of the penalty will be $273.97 per day.




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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      QUALMARK CORPORATION
                                      (Registrant)


Date: April 3, 2002                   By:  /s/ CHARLES D. JOHNSTON
                                           -------------------------------------
                                           Charles D. Johnston
                                           President & CEO